CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form SB-2/A (Amendment No. 2 to form SB-2) of Foldera, Inc. of our report dated March 30, 2007 on our audits of the financial statements of Foldera, Inc. as of December 31, 2006 and the results of their operations and cash flows for each of the two years then ended, and the reference to us under the caption “Experts”.

/s/ Kabani & Company, Inc.
Los, Angeles, California

April 17, 2007